Exhibit 10.17

SUMMARY OF NON-MANAGEMENT DIRECTOR COMPENSATION
As of January 1, 2007

Function	Amount Paid	Form of Payment

Annual Retainer	$37,000 annually	Payable in quarterly increments in shares of company common stock at its fair market value

Board Meeting Fee	$5,000 per meeting	Cash per meeting attended

Standing Committee Meeting Fee	$1,750 per meeting	Cash per meeting attended

Committee Chair Meeting Fee	$2,500 total per meeting	Cash per meeting attended

Lead-Non Management Director Fee	$10,000 annually	Payable in cash in quarterly increments

Meeting Travel Expenses	Reasonable and actual	Cash reimbursement